NEWS RELEASE

	Contacts:	Stacey Hudson, Investor Relations Manager Alon USA Partners GP, LLC 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Stephanie Smith Dennard § Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551
Alon USA Partners, LP Reports First Quarter 2015 Results and Declares Quarterly Cash Distribution

Schedules conference call for May 8, 2015 at 10:00 a.m. Eastern
DALLAS, TEXAS, May 6, 2015 - Alon USA Partners, LP (NYSE: ALDW) (“Alon Partners”) today announced results for the first quarter of 2015. Net income for the first quarter of 2015 was $36.5 million, or $0.58 per unit, compared to $42.2 million, or $0.68 per unit, for the same period last year.
The Board of Directors of Alon USA Partners GP, LLC, the general partner of Alon Partners, declared a cash distribution for the first quarter of 2015 of $0.71 per unit payable on May 26, 2015 to common unitholders of record at the close of business on May 18, 2015, based on cash available for distribution of $44.7 million.
Paul Eisman, President and CEO, commented, “We are pleased with our first quarter 2015 operations and financial performance. For the first quarter of 2015, we generated cash available for distribution of $44.7 million. In the last three quarters following the completion of the major five-year turnaround, we have generated total cash available for distribution of $2.43 per unit. The Big Spring refinery operated very well during the quarter, achieving liquid recovery of approximately 101% and low direct operating expense of only $3.60 per barrel. Big Spring generated refinery operating margin of $13.80 per barrel. Our results for the first quarter were negatively impacted by a challenging wholesale marketing environment resulting from seasonal gasoline weakness in addition to an increase in fuel and RINs prices during the quarter.
“We expect total throughput at the Big Spring refinery to average approximately 73,000 barrels per day for the second quarter of 2015 and 72,000 barrels per day for the full year of 2015.”
FIRST QUARTER 2015
Refinery operating margin was $13.80 per barrel for the first quarter of 2015 compared to $14.77 per barrel for the same period in 2014. This decrease in operating margin was primarily due to a narrowing of both the WTI Cushing to WTS spread and the WTI Cushing to WTI Midland spread, partially offset by a higher Gulf Coast 3/2/1 crack spread. The total refinery throughput for the first quarter of 2015 averaged 72,360 barrels per day (“bpd”) compared to 73,296 bpd for the same period in 2014.
The average WTI Cushing to WTS spread for the first quarter of 2015 was $1.76 per barrel compared to $3.67 per barrel for the first quarter of 2014. The average WTI Cushing to WTI Midland spread for the first quarter of 2015 was $1.95 per barrel compared to $3.54 per barrel for the first quarter of 2014. The average Gulf Coast 3/2/1 crack spread was $17.74 per barrel for the first quarter of 2015 compared to $16.81 per barrel for the first quarter of 2014.

CONFERENCE CALL
Alon Partners has scheduled a conference call, which will be broadcast live over the internet on Friday, May 8, 2015 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time), to discuss the first quarter 2015 results. To access the call, please dial 877-404-9648, or 412-902-0030 for international callers, and ask for the Alon Partners call at least 10 minutes prior to the start time. Investors may also listen to the conference live by logging on to the Alon Partners' website at www.alonpartners.com. A telephonic replay of the conference call will be available through May 22, 2015, and may be accessed by calling 877-660-6853, or 201-612-7415 for international callers, and using the passcode 13605368#. A webcast archive will also be available at www.alonpartners.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard § Lascar Associates at 713-529-6600 or email dwashburn@dennardlascar.com.
This release serves as qualified notice to nominees under Treasury Regulation Section 1.1446-4(b). Please note that 100% of Alon Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Alon Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Alon Partners, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.
Any statements in this release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
Alon USA Partners, LP is a Delaware limited partnership formed in August 2012 by Alon USA Energy, Inc. (“Alon Energy”) (NYSE: ALJ). Alon Partners owns and operates a crude oil refinery in Big Spring, Texas with a crude oil throughput capacity of 73,000 barrels per day. Alon Partners refines crude oil into finished products, which are marketed primarily in West Texas, Central Texas, Oklahoma, New Mexico and Arizona through its wholesale distribution network to both Alon Energy’s retail convenience stores and other third-party distributors.

- Tables to follow -

ALON USA PARTNERS, LP AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA (ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2014, IS UNAUDITED)	For the Three Months Ended
	March 31,
	2015	2014
	(dollars in thousands, except per unit data, per barrel data and pricing statistics)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$542,442	$856,460
Operating costs and expenses:
Cost of sales	450,595	759,046
Direct operating expenses	23,416	28,941
Selling, general and administrative expenses	5,903	4,368
Depreciation and amortization	13,993	10,067
Total operating costs and expenses	493,907	802,422
Operating income	48,535	54,038
Interest expense	(11,693)	(11,324)
Other income (loss), net	(41)	12
Income before state income tax expense	36,801	42,726
State income tax expense	350	485
Net income	$36,451	$42,241
Earnings per unit	$0.58	$0.68
Weighted average common units outstanding (in thousands)	62,507	62,502
Cash distribution per unit	$0.70	$0.18
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$27,087	$45,267
Investing activities	(3,805)	(18,627)
Financing activities	(19,220)	(11,875)
OTHER DATA:
Adjusted EBITDA (2)	$62,487	$64,117
Capital expenditures	2,321	4,162
Capital expenditures for turnarounds and catalysts	1,484	14,465
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin (3)	$13.80	$14.77
Refinery direct operating expense (4)	3.60	4.39
PRICING STATISTICS:
Crack spreads (per barrel):
Gulf Coast 3/2/1 (5)	$17.74	$16.81
WTI Cushing crude oil (per barrel)	$48.48	$98.65
Crude oil differentials (per barrel):
WTI Cushing less WTI Midland (6)	$1.95	$3.54
WTI Cushing less WTS (6)	1.76	3.67
Brent less WTI Cushing (6)	5.44	10.46
Product price (dollars per gallon):
Gulf Coast unleaded gasoline	$1.52	$2.66
Gulf Coast ultra-low sulfur diesel	1.69	2.93
Natural gas (per MMBtu)	2.81	4.72

	March 31, 2015	December 31, 2014
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$110,387	$106,325
Working capital	(11,383)	(4,561)
Total assets	776,652	770,246
Total debt	291,896	302,376
Total debt less cash and cash equivalents	181,509	196,051
Total partners’ equity	181,103	188,402

THROUGHPUT AND PRODUCTION DATA:	For the Three Months Ended
	March 31,
	2015		2014
	bpd	%	bpd	%
Refinery throughput:
WTS crude	44,865	62.0	35,345	48.2
WTI crude	24,137	33.4	35,982	49.1
Blendstocks	3,358	4.6	1,969	2.7
Total refinery throughput (7)	72,360	100.0	73,296	100.0
Refinery production:
Gasoline	36,192	49.7	36,290	49.6
Diesel/jet	26,086	35.9	24,674	33.6
Asphalt	3,278	4.5	3,406	4.6
Petrochemicals	4,810	6.6	4,412	6.0
Other	2,394	3.3	4,557	6.2
Total refinery production (8)	72,760	100.0	73,339	100.0
Refinery utilization (9)		94.5%		101.9%

CASH AVAILABLE FOR DISTRIBUTION DATA:	For the Three Months Ended
March 31, 2015
(dollars in thousands, except per unit data)

Net sales (1)	$542,442
Operating costs and expenses:
Cost of sales	450,595
Direct operating expenses	23,416
Selling, general and administrative expenses	5,903
Depreciation and amortization	13,993
Total operating costs and expenses	493,907
Operating income	48,535
Interest expense	(11,693)
Other loss, net	(41)
Income before state income tax expense	36,801
State income tax expense	350
Net income	36,451
Adjustments to reconcile net income to Adjusted EBITDA:
Interest expense	11,693
State income tax expense	350
Depreciation and amortization	13,993
Adjusted EBITDA (2)	62,487
Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
less: Maintenance/growth capital expenditures	2,321
less: Major and non-major turnaround and catalyst replacement capital expenditures	1,484
less: Major turnaround reserve for future years	1,500
less: Principal payments	625
less: State income tax expense	350
less: Interest paid in cash	11,539
Cash available for distribution	$44,668

Common units outstanding (in 000’s)	62,507

Cash available for distribution per unit	$0.71
________________

(1)	Includes sales to related parties of $82,889 and $139,013 for the three months ended March 31, 2015 and 2014, respectively.

(2)
Adjusted EBITDA represents earnings before state income tax expense, interest expense and depreciation and amortization. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of state income tax expense, interest expense and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income to Adjusted EBITDA for the three months ended March 31, 2015 and 2014:

	For the Three Months Ended
	March 31,
	2015	2014
	(dollars in thousands)
Net income	$36,451	$42,241
State income tax expense	350	485
Interest expense	11,693	11,324
Depreciation and amortization	13,993	10,067
Adjusted EBITDA	$62,487	$64,117

(3)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of certain inventory adjustments) by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margin to these crack spreads to assess our operating performance relative to other participants in our industry.

Refinery operating margin for the three months ended March 31, 2015 excludes gains related to inventory adjustments of $1,990.

(4)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses by total throughput volumes.

(5)
We compare our refinery operating margin to the Gulf Coast 3/2/1 crack spread. A Gulf Coast 3/2/1 crack spread is calculated assuming that three barrels of WTI Cushing crude oil are converted, or cracked, into two barrels of Gulf Coast conventional gasoline and one barrel of Gulf Coast ultra-low sulfur diesel.

(6)
The WTI Cushing less WTI Midland spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTI Midland crude oil. The WTI Cushing less WTS, or sweet/sour, spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTS crude oil. The Brent less WTI Cushing spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of WTI Cushing crude oil.

(7)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(8)	Total refinery production represents the barrels per day of various refined products produced from processing crude and other refinery feedstocks through the crude units and other conversion units.

(9)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.